Exhibit 99.1

Deckers Brands Reports First Quarter Fiscal 2017 Financial Results

GOLETA, Calif.--(BUSINESS WIRE)--July 28, 2016--Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced financial results for the first fiscal quarter ended June 30, 2016.

Throughout this release, references to Non-GAAP financial measures exclude certain restructuring charges. Additional information regarding these Non-GAAP financial measures is set forth under the heading "Non-GAAP Financial Measures" below.

“We are encouraged by our start to fiscal 2017, and we remain on track to deliver the sales and profitability targets we established for the year,” commented Dave Powers, President and Chief Executive Officer. “Looking ahead, I am confident that our product lineup and marketing plans for this fall and holiday will help drive sales during our key selling season. I am excited about the progress we are making in this transitional year, and believe we are positioning the Company to capitalize on the opportunities in front of us.”

First Quarter Fiscal 2017 Financial Review

  Net sales decreased 18.4% to $174.4 million compared to $213.8 million for the same period last year. The year over year decrease was due to the timing of order shipments between quarters, a decrease in Direct-to-Consumer (DTC) comparable sales, and fewer close-out sales. On a constant currency basis, net sales decreased 18.8%.
  Gross margin was 43.7% compared to 40.5% for the same period last year.
  SG&A expenses as a percentage of sales were 88.6% compared to 70.3% for the same period last year. Non-GAAP SG&A expenses as a percentage of sales were 87.6%.
  Operating loss was $(78.3) million compared to $(63.7) million for the same period last year. Non-GAAP operating loss was $(76.6) million.
  Diluted loss per share was $(1.84) compared to $(1.43) for the same period last year. Non-GAAP diluted loss per share was $(1.80).

Brand Summary

  UGG® brand net sales for the first quarter decreased (19.8)% to $91.9 million compared to $114.5 million for the same period last year. On a constant currency basis, sales decreased (20)%. The decrease in sales was driven by a shift in the timing of order shipments between quarters which impacted global wholesale and distributor sales, a decrease in DTC comparable sales and fewer close-out sales.
  Teva® brand net sales for the first quarter decreased (17.3)% to $34.7 million compared to $41.9 million for the same period last year. On a constant currency basis, sales decreased (18.3)%. The decrease in sales was driven by a decrease in global wholesale sales.
  Sanuk® brand net sales for the first quarter decreased (20.2)% to $26.7 million compared to $33.5 million for the same period last year on both a reported and constant currency basis. The decrease in sales was driven by a decrease in global wholesale sales.
  Combined net sales of the Company’s other brands decreased (11.6)% to $21.1 million compared to $23.9 million for the same period last year. On a constant currency basis, sales decreased (11.8)%. The decrease was primarily attributable to discontinued brands. HOKA ONE ONE® reported sales, which are included as part of the Company’s other brand sales, increased 1.8% to $17.6 million compared to the same period last year.

Channel Summary (included in the brand sales numbers above)

  Wholesale and distributor net sales for the first quarter decreased (24.3)% to $116.1 million compared to $153.4 million for the same period last year. On a constant currency basis, sales decreased (24.6)%. The decrease in sales was driven by a shift in the timing of order shipments between quarters and fewer close-out sales.
  DTC net sales for the first quarter decreased (3.6)% to $58.3 million compared to $60.4 million for the same period last year. On a constant currency basis, sales decreased (3.8)%. DTC comparable sales for the first quarter decreased (7.3)% over the same period last year.

Geographic Summary (included in the brand and channel sales numbers above)

  Domestic net sales for the first quarter decreased (18.6)% to $109.5 million compared to $134.5 million for the same period last year.
  International net sales for the first quarter decreased (18.2)% to $64.9 million compared to $79.3 million for the same period last year. On a constant currency basis, sales decreased (19.1)%.

Balance Sheet

At June 30, 2016, cash and cash equivalents were $202.3 million compared to $168.7 million at June 30, 2015. The Company had $110.6 million in outstanding borrowings under its credit facility at June 30, 2016 compared to $43.4 million at June 30, 2015.

Company-wide inventories at June 30, 2016 increased 25.6% to $469.2 million from $373.6 million at June 30, 2015. By brand, UGG inventory increased 25.5% to $385.8 million at June 30, 2016, Teva inventory increased 10.5% to $24.9 million at June 30, 2016, Sanuk inventory increased 31.4% to $23.5 million at June 30, 2016, and the other brands inventory increased 35.0% to $35.0 million at June 30, 2016. The elevated levels of inventory were in-line with expectations given the unseasonably warm weather experienced in the third quarter of fiscal 2016.

Full Year Fiscal 2017 Outlook for the Twelve Month Period Ending March 31, 2017

  The Company continues to expect fiscal year 2017 net sales to be in the range of down (3)% to flat.
  Gross margin for fiscal 2017 is expected to be in the range of 47.0% to 47.5%.
  SG&A expenses as a percentage of sales are projected to be approximately 37%.
  The Company expects fiscal 2017 diluted earnings per share to be in the range of $4.05 to $4.40. This excludes any pretax charges that may occur from any further restructuring charges, which are expected to be in the range of $10-$15 million in fiscal year 2017.

Second Quarter Fiscal 2017 Outlook for the Three Month Period Ending September 30, 2016

  The Company expects second quarter fiscal 2017 net sales to be up 1% to 3% versus same period last year. The Company expects diluted earnings per share of approximately $1.12 to $1.22 compared to $1.11 for the same period last year.
  As a reminder, a significant amount of our operating expenses are fixed and spread evenly on an absolute dollar basis throughout each quarter. We expect the majority of our earnings increase in fiscal 2017 to come in the third and fourth quarters.

Non-GAAP Financial Measures

We present certain Non-GAAP financial measures in this press release, including Non-GAAP gross margin, Non-GAAP SG&A expenses, Non-GAAP operating income and Non-GAAP diluted earnings per share, to provide information that may assist investors in understanding our financial results and assessing our prospects for future performance. We believe these Non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results, such as restructuring charges relating to retail store closures and office consolidations. In particular, we believe that the exclusion of certain costs and charges allows for a more meaningful comparison of our results from period to period. These Non-GAAP measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. These Non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such Non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the financial measures to the most directly comparable GAAP measures has been provided under the heading “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” in the financial statement tables included below.

Conference Call Information

The Company’s conference call to review the results for the first quarter 2017 will be broadcast live today, Thursday, July 28, 2016 at 4:30 pm Eastern Time and hosted at www.deckers.com. You can access the broadcast by clicking on the “Investor Information” tab and then clicking on the microphone icon at the top of the page.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our anticipated financial performance, including our projected net sales, margins, expenses and earnings per share, as well as statements regarding our product and brand strategies, marketing plans and market opportunities. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," “could,” "estimate," "expect," "intend," "may," “plan,” “predict,” "project," "should," "will," or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, as well as in our other filings with the Securities and Exchange Commission.

Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Loss
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended
	June 30,
	2016	2015

Net sales	$174,393	213,805
Cost of sales	98,141	127,209
Gross profit	76,252	86,596

Selling, general and administrative expenses	154,571	150,304
Loss from operations	(78,319)	(63,708)

Other expense, net	562	974
Loss before income taxes	(78,881)	(64,682)

Income tax benefit	(19,963)	(17,355)
Net loss	(58,918)	(47,327)

Other comprehensive income (loss), net of tax
Unrealized gain (loss) on foreign currency hedging	2,909	(1,463)
Foreign currency translation adjustment	3,699	2,766
Total other comprehensive income	6,608	1,303
Comprehensive loss	$(52,310)	(46,024)

Net loss per share:
Basic	$(1.84)	(1.43)
Diluted	$(1.84)	(1.43)

Weighted-average common shares outstanding:
Basic	32,024	33,117
Diluted	32,024	33,117

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES - GAAP to Non-GAAP Reconciliation
For the Three Months Ended June 30, 2016
(Rounded to the thousands, except per share data)
(Unaudited)

	Q1 FY17
			Non-GAAP
	GAAP Measures	Restructuring	Measures
	(As Reported)	Charges (1)	(Excluding Items) (2)
Net sales	$174,393		$174,393
Cost of sales	98,141		98,141
Gross profit	76,252		76,252

Selling, general and administrative expenses	154,571	(1,732)	152,839
Loss from operations	(78,319)	1,732	(76,587)

Other expense, net	562		562
Loss before income taxes	(78,881)		(77,149)

Income tax benefit	(19,963)		(19,525)
Net loss	$(58,918)		$(57,624)

Net loss per share:
Basic	$(1.84)		$(1.80)
Diluted	$(1.84)		$(1.80)

Weighted-average common shares outstanding:
Basic	32,024		32,024
Diluted	32,024		32,024

(1) Amounts as of June 30, 2016 reflect charges related to restructuring costs as a result of retail store closures and office consolidations.
(2) The tax rate applied to the Non-GAAP measures is 25.3%, which is the same as the 1Q17 GAAP measure tax rate.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	June 30,	March 31,
Assets	2016	2016

Current assets:
Cash and cash equivalents	$202,309	$245,956
Trade accounts receivable, net	102,951	160,154
Inventories	469,163	299,911
Other current assets	84,540	79,744
Total current assets	858,963	785,765

Property and equipment, net	245,111	237,246
Other noncurrent assets	253,671	255,057

Total assets	$1,357,745	$1,278,068

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$110,558	$67,475
Trade accounts payable	212,723	100,593
Other current liabilities	48,750	70,430
Total current liabilities	372,031	238,498

Long-term liabilities:
Mortgage payable	32,500	32,631
Other liabilities	35,970	39,468
Total long-term liabilities	68,470	72,099

Total stockholders' equity	917,244	967,471

Total liabilities and stockholders' equity	$1,357,745	$1,278,068

CONTACT:
Investor Contact:
Deckers Brands
Steve Fasching, VP, Strategy & Investor Relations
805.967.7611